FOR IMMEDIATE RELEASE

Contact:	Paul Caminiti//Jonathan Doorley/Emily Deissler Sard Verbinnen & Co 212/687-8080

LADENBURG THALMANN REPORTS THIRD QUARTER FINANCIAL RESULTS

Quarterly Revenues Increase 25% to $200 Million

Total Client Assets Exceed $80 Billion

Shareholders’ Equity of $183.7 Million Following Preferred Stock Offerings

________________________________________________________________________

MIAMI, FL, November 6, 2013 — Ladenburg Thalmann Financial Services Inc. (NYSE MKT: LTS, LTS PrA) today announced financial results for the three and nine months ended September 30, 2013.

Third quarter 2013 revenues were $200.5 million, a 25% increase from revenues of $159.8 million in the third quarter of 2012. Net income attributable to the Company for the third quarter of 2013 was $2.4 million compared to a net loss attributable to the Company of $6.0 million in the third quarter of 2012. Net loss available to common shareholders, after payment of preferred dividends, was $0.5 million or $(0.00) per basic and diluted common share for the third quarter of 2013 compared to a net loss available to common shareholders of $6.0 million or $(0.03) per basic and diluted common share in the comparable 2012 period. The third quarter 2013 results included approximately $5.4 million of non-cash charges for depreciation, amortization and compensation, $1.7 million of amortization of retention loans related to the Securities America acquisition, interest expense of approximately $2.3 million and a loss on extinguishment of debt of approximately $0.4 million. The third quarter 2012 results included approximately $5.0 million of non-cash charges for depreciation, amortization and compensation, $1.7 million of amortization of retention loans related to the Securities America acquisition, interest expense of $6.1 million and a $0.9 million gain from a change in fair value of contingent consideration related to the Securities America acquisition.

For the nine months ended September 30, 2013, the Company had revenues of $581.7 million, a 22% increase over revenues of $477.9 million for the comparable 2012 period. Net loss attributable to the Company was $3.0 million for the nine months ended September 30, 2013 compared to a net loss attributable to the Company of $14.0 million in the comparable 2012 period. Net loss available to common shareholders, after payment of preferred dividends, was $6.9 million or $(0.04) per basic and diluted common share for the nine months ended September 30, 2013 compared to a net loss available to common shareholders of $14.0 million or $(0.08) per basic and diluted common share in the comparable 2012 period. The results for the nine months ended September 30, 2013 included the loss on extinguishment of debt of approximately $4.2 million relating to the prepayment of $101.4 million of debt, which will significantly reduce interest expense in future periods, approximately $16.0 million of non-cash charges for depreciation, amortization and compensation, approximately $5.3 million of amortization of retention loans related to the Securities America acquisition and interest expense of approximately $13.4 million. The comparable 2012 results included $15.8 million of non-cash charges for depreciation, amortization and compensation, a $7.1 million gain from a change in fair value of contingent consideration related to the Securities America acquisition, approximately $5.3 million of amortization of retention loans related to the Securities America acquisition and $18.4 million of interest expense.

EBITDA, as adjusted, for the three months ended September 30, 2013 was $12.8 million, a 102% increase from $6.3 million for the 2012 period. EBITDA, as adjusted, for the nine months ended September 30, 2013 was $37.6 million, an increase of 95% from $19.3 million in the 2012 period. Attached hereto as Table 2 is a reconciliation of EBITDA, as adjusted, to net income (loss) attributable to the Company as reported (see “Non-GAAP Financial Measures” below).

For the trailing twelve months ended September 30, 2013, revenues were $753.8 million and EBITDA, as adjusted, was $48.9 million.

At September 30, 2013, shareholders’ equity was $183.7 million, as compared to $51.2 million at December 31, 2012.

Dr. Phillip Frost, Chairman of Ladenburg, said, “Both our independent brokerage and advisory and investment banking businesses produced strong results in the third quarter, with revenues up substantially year-over-year. We continued to build momentum in the independent business, which we believe is the fastest growing segment of the financial services industry. Ladenburg’s leading network of approximately 2,700 independent financial advisors now has over $80 billion in client assets, and our investment banking teams also performed well — creating a powerful combination well-positioned to generate value for shareholders.”

Richard Lampen, President and Chief Executive Officer of Ladenburg, added, “Ladenburg drove meaningful revenue growth and more than doubled adjusted EBITDA in the third quarter over the prior year. During the first nine months of 2013, we retired approximately $140 million of debt from the proceeds of our preferred stock offerings, thereby positioning us for future growth. Our capital markets business has benefited from increased activity in the healthcare and biotechnology sectors, as well as in offerings of yield-oriented equities. We are excited about our ability to both continue to grow our independent brokerage and advisory platform organically and through acquisitions in order to capitalize on favorable demographic trends and expand our investment banking business to drive future results.”

Stock Repurchase Program

During the period from January 1, 2013 through September 30, 2013, Ladenburg repurchased 3,563,628 shares of its common stock at a cost of approximately $5.9 million, at an average price of $1.66, including purchases outside its stock repurchase program. Since the inception of its stock repurchase program in March 2007, Ladenburg has repurchased a total of 11,045,595 shares at a total cost of approximately $13.3 million, including purchases outside of the stock repurchase program. Ladenburg has the authority to repurchase an additional 3,954,405 shares under its current stock repurchase plan.

Non-GAAP Financial Measures

Earnings before interest, taxes, depreciation and amortization, or EBITDA, adjusted for acquisition-related expense, amortization of retention loans made in connection with the Securities America acquisition and change in fair value of contingent consideration related to acquisitions, loss on extinguishment of debt, gains or losses on sales of assets and non-cash compensation expense is a key metric the Company uses in evaluating its financial performance. EBITDA is considered a non-GAAP financial measure as defined by Regulation G promulgated by the SEC under the Securities Act of 1933, as amended. The Company considers EBITDA, as adjusted, important in evaluating its financial performance on a consistent basis across various periods. Due to the significance of non-cash and non-recurring items, EBITDA, as adjusted, enables the Company’s Board of Directors and management to monitor and evaluate the business on a consistent basis. The Company uses EBITDA, as adjusted, as a primary measure, among others, to analyze and evaluate financial and strategic planning decisions regarding future operating investments and potential acquisitions. The Company believes that EBITDA, as adjusted, eliminates items that are not indicative of its core operating performance, such as amortization of retention loans made in connection with the Securities America acquisition or do not involve a cash outlay, such as stock-related compensation. The presentation of EBITDA, as adjusted, should not be construed as an inference that the Company’s future results will be unaffected by unusual or non-recurring items or by non-cash items, such as non-cash compensation, which is expected to remain a key element in its long-term incentive compensation program. EBITDA, as adjusted, should be considered in addition to, rather than as a substitute for, pre-tax income, net income and cash flows from operating activities.

About Ladenburg

Ladenburg Thalmann Financial Services, based in Miami, Florida, is engaged in independent brokerage and advisory services, investment banking, equity research, institutional sales and trading, and asset management services through its principal subsidiaries, Ladenburg Thalmann & Co. Inc., Investacorp, Inc., Triad Advisors, Inc. and Securities America, Inc., which together have over 2,700 financial advisors and over $80 billion in client assets. Founded in 1876 and a New York Stock Exchange member since 1879, Ladenburg Thalmann & Co. is a full service investment banking and brokerage firm providing services principally for middle market and emerging growth companies and high net worth individuals. Investacorp, Inc., a leading independent broker-dealer headquartered in Miami, Florida, has been serving the independent registered representative community since 1978. Founded in 1998, Triad Advisors, Inc. is a leading independent broker-dealer and registered investment advisor headquartered in Norcross, Georgia that offers a broad menu of products, services and total wealth management solutions. Securities America, based in Omaha, Nebraska, was founded in 1984 and is one of the largest and most successful independent broker-dealers in the country. Ladenburg Thalmann & Co. is based in New York, New York with regional offices in Miami, Naples and Boca Raton, Florida; Melville, New York; Boston, Massachusetts; Houston, Texas and Calabasas, California. For more information, please visit www.ladenburg.com.

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This press release includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding future financial performance, future growth, future interest expense, growth of the independent brokerage and advisory area, growth of our independent brokerage and advisory business, potential acquisitions and growth of our investment banking business. These statements are based on management’s current expectations or beliefs and are subject to uncertainty and changes in circumstances. Actual results may vary materially from those expressed or implied by the statements herein due to changes in economic, business, competitive and/or regulatory factors, and other risks and uncertainties affecting the operation of the Company’s business. These risks, uncertainties and contingencies include those set forth in the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2012 and other factors detailed from time to time in its other filings with the Securities and Exchange Commission. The information set forth herein should be read in light of such risks. Further, investors should keep in mind that the Company’s quarterly revenue and profits can fluctuate materially depending on many factors, including the number, size and timing of completed offerings and other transactions. Accordingly, the Company’s revenue and profits in any particular quarter may not be indicative of future results. The Company is under no obligation to, and expressly disclaims any obligation to, update or alter its forward-looking statements, whether as a result of new information, future events, changes in assumptions or otherwise.

[Financial Table Follows]

TABLE 1
LADENBURG THALMANN FINANCIAL SERVICES INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands, except share and per share amounts)
(Unaudited)

	Three months ended		Nine months ended
	September 30,		September 30
	2013	2012	2013	2012
Revenues:
Commissions	$101,469	$80,599	$293,507	$243,931
Advisory fees	69,893	58,660	200,893	171,107
Investment banking	10,090	6,140	31,271	22,841
Principal transactions	841	33	1,690	(769)
Interest and dividends	1,826	1,321	5,139	3,372
Service fees and other income	16,370	13,081	49,163	37,452

Total revenues	200,489	159,834	581,663	477,934

Expenses:
Commissions and fees	146,906	119,050	424,942	353,817
Compensation and benefits	23,860	18,700	69,316	59,281
Non-cash compensation	1,647	1,054	4,439	3,645
Brokerage, communication and clearance fees	2,761	2,412	8,085	7,420
Rent and occupancy, net of sublease revenue	1,631	1,642	4,601	4,924
Professional services	2,247	2,145	6,401	5,812
Interest	2,283	6,148	13,395	18,400
Depreciation and amortization	3,776	3,979	11,553	12,112
Amortization of retention loans	1,690	1,712	5,339	5,295
Loss on extinguishment of debt	446	—	4,200	—
Other	10,284	9,530	30,587	27,278

Total expenses	197,531	166,372	582,858	497,984

Income (loss) before item shown below	2,958	(6,538)	(1,195)	(20,050)
Change in fair value of contingent consideration	-	909	(121)	7,111

Income (loss) before income taxes	2,958	(5,629)	(1,316)	(12,939)
Income tax expense	579	408	1,718	1,060

Net income (loss)	2,379	(6,037)	(3,034)	(13,999)
Net loss attributable to noncontrolling interest	(23)	-	(49)	-

Net income (loss) attributable to the Company	$2,402	$(6,037)	$(2,985)	$(13,999)
Dividends declared on preferred stock	(2,879)	-	(3,907)	-

Net loss available to common shareholders	$(477)	$(6,037)	$(6,892)	$(13,999)

Net loss per share available to common shareholders (basic and diluted)	$(0.00)	$(0.03)	$(0.04)	$(0.08)

Weighted average common shares used in computation of per share data:
Basic and diluted	181,759,305	183,460,777	182,895,952	183,610,148

TABLE 2

LADENBURG THALMANN FINANCIAL SERVICES INC.
RECONCILIATION OF EBITDA, AS ADJUSTED

The following table presents a reconciliation of EBITDA, as adjusted, to net income (loss) attributable to the Company as reported.

	Three months ended		Nine months ended		Trailing
	September 30,		September 30,		twelve
					months
					ended
					September 30,
(Unaudited; dollars in thousands)	2013	2012	2013	2012	2013
Total revenues	$200,489	$159,834	$581,663	$477,934	$753,840
Total expenses	197,531	166,372	582,858	497,984	756,988
Pre-tax income (loss) (1)	2,958	(5,629)	(1,316)	(12,939)	(3,269)
Net income (loss) attributable to the Company	2,402	(6,037)	(2,985)	(13,999)	(5,340)

Reconciliation of EBITDA, as adjusted, to net income (loss) attributable to the Company:
EBITDA, as adjusted	$12,768	$6,308	$37,635	$19,262	$48,877
Add:
Interest income	55	47	145	140	190
Change in fair value of contingent consideration	—	909	(121)	7,111	(121)
Less:
Loss on extinguishment of debt	(446)	—	(4,200)	—	(4,200)
Interest expense	(2,283)	(6,148)	(13,395)	(18,400)	(19,536)
Income tax expense	(579)	(408)	(1,718)	(1,060)	(2,120)
Depreciation and amortization	(3,776)	(3,979)	(11,553)	(12,112)	(15,502)
Non-cash compensation	(1,647)	(1,054)	(4,439)	(3,645)	(5,538)
Amortization of retention loans	(1,690)	(1,712)	(5,339)	(5,295)	(7,390)

Net income (loss) attributable to the Company	$2,402	$(6,037)	$(2,985)	$(13,999)	$(5,340)

(1)	Includes the elimination of $2,545 consisting of $5,148 of revenue net of employee brokerage commission expenses of $2,603 related to sale of the Company’s Series A Preferred Stock.